Exhibit (14)(b)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form N-14 of our report dated November 28, 2006 relating to the financial statements and financial highlights of Columbus Core Fund and Columbus Core Plus Fund appearing in the Annual Report on Form N-CSR of Columbus Funds, Inc. for the year ended September 30, 2006, and to the references to us under the heading “Experts” appearing in the Prospectus, which is part of this Registration Statement.

/s/ Deloitte & Touche LLP

Milwaukee, WI

May 10, 2007